                                                                    EXHIBIT 3.14

                  CERTIFICATE OF DETERMINATION OF PREFERENCES
                                      OF
                         CONVERTIBLE PREFERRED STOCK,
                                   SERIES CC
                                      OF
                             PUBLIC STORAGE, INC.

             [AS FILED IN THE OFFICE OF THE SECRETARY OF STATE OF
                    THE STATE OF CALIFORNIA APRIL 4, 1996]

        The undersigned, Harvey Lenkin and Sarah Hass, President and Secretary, respectively, of Public Storage, Inc., a California corporation, do hereby certify:

          FIRST:   The Restated Articles of Incorporation of the corporation
authorize the issuance of 50,000,000 shares of stock designated "preferred shares," issuable from time to time in one or more series, and authorize the Board of Directors to fix the number of shares constituting any such series, and to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference of any wholly unissued series of such preferred shares, and the number of shares constituting any such series.

          SECOND:    The Board of Directors of the corporation did duly adopt
the resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and providing for the creation of a series of preferred shares to be known as Convertible Preferred Stock, Series CC, consisting of 58,955 shares, no shares of such series having been issued.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

        IN WITNESS WHEREOF, the undersigned have executed this certificate this 3rd day of April, 1996.
- ---        -----

                                  /s/ HARVEY LENKIN
                                  -----------------------------------
                                  Harvey Lenkin
                                  President


                                  /s/ SARAH HASS
                                  -----------------------------------
                                  Sarah Hass
                                  Secretary

                                   EXHIBIT A

                     RESOLUTION OF THE BOARD OF DIRECTORS
                            OF PUBLIC STORAGE, INC.

                           ESTABLISHING A SERIES OF
                    CONVERTIBLE PREFERRED STOCK, SERIES CC


     RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article III of the Restated Articles of Incorporation of this Corporation, there is hereby established a series of the authorized preferred shares of this Corporation having a par value of $.01 per share, which series shall be designated "Convertible Preferred Stock, Series CC," and shall consist of 58,955 Shares (in the aggregate, the "Shares," individually, a "Share"), all of which shall have the following rights, preferences and privileges:

     (a)  Dividend Rights.
          ---------------

          (1) Dividends shall be payable in cash on each Share when, as and if declared by the Board of Directors, out of funds legally available therefor, on a cumulative basis, for each calendar quarter, commencing with the calendar quarter ending on June 30, 1996. (Each calendar quarter, commencing with the calendar quarter ending on June 30, 1996, may be referred to hereinafter as a "Dividend Period.")

          (2) The full dividend on each Share for each Dividend Period shall be $32.50. (The full dividend on each Share for the first Dividend Period shall be the same amount as a full dividend for each subsequent Dividend Period, notwithstanding that such Share may not have been outstanding for some or all of the first Dividend Period. The foregoing is subject to the qualification that if the Company pays, for any Dividend Period, a dividend on any Shares which is greater than

$32.50 per Share, then the Company will have the right to reduce the amount which will constitute a full dividend on such Shares for any future Dividend Period or Dividend Periods, provided that such reduction does not reduce the cumulative total of all dividends paid on such Shares to less than an amount per Share equal to $32.50 multiplied by the number of Dividend Periods which have elapsed.

          (3) The dividend, if any, on the Shares for each Dividend Period shall be payable on or before the last day of that Dividend Period; provided, that if any such day shall be a Saturday, Sunday or other day on which banking institutions are closed (any of the foregoing a "Non-Business Day"), then the dividend shall be payable on the next succeeding day which is not a Non-Business Day. The dividend for each Dividend Period shall be paid to the holders of record of the Shares as they appear on the stock register of the Corporation on the last day of that Dividend Period (even if such last day is a Non-Business
Day).

          (4) Unless dividends on all outstanding "Senior Shares" (as hereinafter defined) have been or contemporaneously are paid in full for the latest dividend period ending contemporaneously with or prior to the end of the Dividend Period for which a dividend is to be paid on the Shares, and, to the extent such Senior Shares have cumulative dividend rights, for all prior dividend periods, no dividend or other distribution shall be paid on the Shares for such Dividend Period. The Corporation shall not declare or pay or set apart for payment any dividends for a dividend period on any "Common Shares" (as hereinafter defined), or any other class or series of shares ranking on a parity with, or junior to, the Shares as to dividends, unless a full dividend on the Shares for the latest Dividend Period ending contemporaneously with or prior to the last day of such Dividend Period, and for all prior Dividend Periods, has been or contemporaneously is declared and paid, or declared and a sum sufficient for payment thereof is set apart for payment. When dividends are not paid in full upon the Shares or on any class or series of shares ranking on a parity therewith as to dividends, all dividends declared upon the Shares and any other class or series of shares ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Shares and on such other series or class of shares shall in all cases bear to each other the same ratio that the cumulative accrued and unpaid dividends per share on the Shares and on such other class or series of shares bears to each other. The foregoing shall not limit distributions on or in respect of any outstanding shares of stock of the Corporation which are paid in Common Shares.

          (5) The preference as to dividends held by holders of any Shares shall terminate, and no further dividends shall be paid on such Shares, for any Dividend Period ending after the earlier of (i) the Corporation's receipt of notice of exercise of the conversion right as to those Shares as provided for in
(h) below and (ii) the date of automatic conversion in accordance with (f) below.

     (b)  Liquidation.
          -----------

          (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation,

               (i) The holders of the Shares are not entitled to receive any liquidation payment in respect of the Shares until the respective liquidation preferences in respect of all Senior Shares, if any, have been paid in full;

               (ii) If the liquidation amount paid with respect to each Share is less than the "Share Liquidation Preference" (as hereinafter defined), or if the liquidation amounts payable with respect to any other shares of the Corporation ranking as to any liquidation distribution on a parity with the Shares are not paid in full, any participation in the distribution of the assets of the Corporation by the holders of the Shares and/or of such other shares will be on a basis which causes the amount paid in respect of each Share to bear the same proportion to the amount paid in respect of each such other share as the Share Liquidation Preference bears to the full liquidation amount to which the holder of such other share would be entitled in the event of full payment; and

               (iii) Before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the Shares upon liquidation, there shall be paid to the holder of the Shares a liquidating distribution on each Share in the amount of the Share Liquidation Preference.

     After payment of a total liquidation distribution on each Share of the Share Liquidation Preference, the holders of the Shares shall not be entitled to any further participation in any distribution of assets by the Corporation, and their preference as to dividends shall terminate.

          (2) For purposes of liquidation rights, a reorganization (as defined in Section 181 of the California Corporations Code) or consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets or the corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

     (c)  Redemption.
          ----------

     Except as herein specifically provided, the Shares are not redeemable. If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code, then the Board of Directors shall have the power to prevent the transfer of and/or to call for redemption of the Shares, if required, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for each Share, if so called for redemption, on the date fixed for redemption, shall be the Share Liquidation Preference. From and after the date fixed for redemption by the Board of Directors, the holders of the Shares shall cease to be entitled to any distributions, voting rights, and other benefits with respect to the Shares, other than the right to payment of the redemption price determined as aforesaid. "REIT Provisions of the Internal Revenue Code" shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to exercise the redemption option set forth above, with respect to the Shares, the Corporation shall give notice of redemption to the record holders of the Shares at least 10 days prior to such redemption date, to the addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Such notice shall state (i) the redemption date and (ii) the place or places where the certificates for the Shares is to be surrendered for payment of the redemption price.

     (d)  Voting Rights.
          -------------

          (1) The record owners of the Shares shall be entitled to the same voting power and rights on a share for share basis as a holder of Common Shares. Except as required by California law and/or as hereinafter specifically provided, the holders of the Shares shall have no right or power to vote the Shares separately as a class.

          (2) The affirmative vote or consent of the holders of at least a majority of the outstanding Shares, voting separately as a class, will be required for any amendment to the Articles of Incorporation of the Corporation that will adversely alter or change the powers, preferences, privileges or rights of the Shares.

          (3) If the Corporation shall fail to pay full cumulative dividends on the Shares or any other class of its preferred shares for six (6) quarterly dividend payment periods, whether or not consecutive (a "Dividend Default"), the holders of all outstanding preferred shares and any other holders of capital stock of the Corporation ranking on a parity with the Shares as to dividends and rights to distributions upon liquidation, voting as a single class without regard to series, will be entitled as a group to elect two Directors until full cumulative dividends for all past dividend payment periods on the Shares have been paid or declared and funds therefor set apart for payment. Such right to vote separately as a class to elect Directors shall, when vested, be subject, always, to the same provisions for the vesting of such rights to elect Directors separately as a class in the case of future Dividend Defaults. At any time when such right to elect Directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the total number of the Shares then outstanding shall, call a special meeting of stockholders for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Corporation and the holders of all of the Shares are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Shareholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Corporation or until their respective successors shall be elected and qualified. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director elected as aforesaid.

     (e)  Conversion.
          ----------

     Each Share shall be convertible, at the option of the holder thereof, at any time prior to March 31, 2000 in the manner hereinafter set forth, into
35.014 Common Shares, subject to (g).

     (f) Mandatory Conversion on March 31, 2000.
         ---------------------------------------

     Each Share which has not been converted into Common Shares pursuant to (e), prior to March 31, 2000 shall be automatically converted, on and as of March 31, 2000, into 35.014 Common Shares, subject to (g).

     (g) If, at the time of conversion of any Shares pursuant to (e) or (f), there are any accumulated unpaid dividends on the Shares being converted for any Dividend Periods ending prior to or contemporaneously with conversion, then the number of Common Shares to be issued upon such conversion of each such Share shall be increased by a number computed by dividing the amount of such accumulated unpaid dividends for each such Share by the average daily "Closing Price" (as hereinafter defined) per Common Share for all trading days during the period of 45 consecutive days ending seven days prior to the date of such conversion.

     (h)  Conversion Procedure.
          --------------------

     To exercise a right of conversion under (e) above, a holder of the Shares to be converted shall deliver to the principal office of the Corporation, at least five business days, and not more than eight business days, prior to the intended conversion date, written notice of the exercise of its right to convert such Shares, addressed to the Chief Financial Officer of the Corporation, specifying the number of Shares to be converted, requesting conversion, and specifying the date of conversion. On the conversion date established pursuant to any of (e) or (f) above, the holder of the Shares to be converted shall surrender the certificates for such Shares, duly endorsed or assigned to the Corporation or in blank, at the principal office of the Corporation or at a bank or trust company appointed by the Corporation for that purpose.

     (i)  Adjustments.
          -----------

          (1) If, on or before conversion of any Share, there occurs the consolidation or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of the assets of the Corporation to another corporation, and the Corporation is not the acquiring or surviving corporation of such consolidation, merger or sale or conveyance of assets, then, upon conversion, there shall be issued to the holder of such Share upon conversion, in lieu of Common Shares, shares of common stock, or equivalent securities, of the acquiring or surviving corporation, computed in the same manner that the number of Common Shares to be issued upon conversion would have been computed in the absence of such consolidation, merger or sale or conveyance.

          (2) If, on or before conversion of any Share, the Corporation shall subdivide or combine its outstanding Common Shares into a greater or smaller number of Common Shares, or shall set a record date for the purpose of entitling the holders of any of its Common Shares to receive a dividend or other distribution payable in Common Shares, then in each case the number of shares of Common Stock into which such Share shall be converted shall be appropriately increased or reduced.

     (j)  No Fractional Shares.
          --------------------

     No fractions of Common Shares shall be issued upon conversion. The number of full Common Shares issuable to any one person or entity upon concurrent conversion of any Shares shall be computed on the basis of the aggregate number of Shares being converted and shall be rounded to the nearest whole number.

     (k) Future Issuance of Certain Shares.
         ---------------------------------

     The future issuance of shares of preferred stock on a parity with, or junior to, the Shares as to dividends, and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the future issuance of Senior Shares (which shall be senior to the Shares as to such matters), shall not require the vote or consent of the holders of the Shares, unless the issuance of such Senior Shares violates any restrictions contained herein or in the Exchange Agreement.

     (l)  Certain Definitions.
          -------------------

          (1) If the Common Shares are listed on one or more exchanges or quoted on the NASDAQ National Market System, the "Closing Price" for a trading day shall be the composite closing price for that day as reported in the Wall Street Journal (Western Edition). If the Common Shares are not so listed or quoted, the "Closing Price" for a trading day shall be the average of the closing bid and asked prices for that day as reported by NASDAQ (or if not reported by NASDAQ, its equivalent) in the Wall Street Journal (Western Edition).

          (2) "Common Shares" shall mean shares, outstanding as of the date of issuance of the Share, or issued thereafter, of the Corporation's Common Stock, par value $.10 per share (together with any other shares of capital stock into which such shares shall be reclassified or changed).

          (3) "Senior Shares" shall mean any shares of stock of the Corporation, exclusive of the Shares and the Common Shares, which (i) are outstanding as of the date of issuance of the Shares or (ii) are issued subsequent to the date of issuance of the Shares, and not in violation of the terms of the Exchange Agreement and these Resolutions, on terms which do not provide that they are on a parity with, or junior to, the Shares as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. Senior Shares shall include, but not be limited to, the following series of preferred stock of the Corporation:

          10% Cumulative Preferred Stock, Series A;

          9.20% Cumulative Preferred Stock, Series B;

          Adjustable Rate Preferred Stock, Series C;

          9.50% Cumulative Preferred Stock, Series D;

          10.00% Cumulative Preferred Stock, Series E;

          9.75% Cumulative Preferred Stock, Series F;

          8.875% Cumulative Preferred Stock, Series G;

          8.45% Cumulative Preferred Stock, Series H.

     The shares of the following series of preferred stock of the Corporation shall not be "Senior Shares," but shall be on a parity with the Shares as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

          Convertible Participating Preferred Stock;

          8.25% Convertible Preferred Stock.

          The shares of the Class B Common Stock, par value $.10 per share, of the Corporation shall not be "Senior Shares," but shall be junior to the Shares as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          (4) "Share Liquidation Preference" for any Share means the sum of (i) all accumulated unpaid dividends on that Share for prior Dividend Periods plus
(ii) the greater of (A) $1,000.00 or (B) the product of multiplying 35.014 by the average daily Closing Price per Common Share during the period of 45 consecutive days ending seven days prior to liquidation.

          (5) "Exchange Agreement" means that certain Exchange Agreement and Assignment between the Corporation and Ameritech Pension Trust by State Street Bank and Trust Company as Trustee pursuant to which the Shares are to be issued.

                                     -----